Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS A LOSS

FOR THE FIRST QUARTER OF 2009

Midlothian, Virginia, April 30, 2009. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the first quarter of 2009. For the three months ended March 31, 2009, the Company had a net loss of $(75,000) or $(0.02) per fully diluted share, compared to net income of $93,000 or $0.04 per fully diluted share for the same period in 2008.

The loss in the first quarter represents the second consecutive quarterly loss as the Company reported a loss of $(23,000), or $(.01) per fully diluted share, for the fourth quarter of 2008. These losses were directly attributable to two factors – a decline in our net interest margin and significant additions to the allowance for loan losses resulting from deteriorating asset quality.

Net Interest Income and Net Interest Margin

Net interest income for the three months ended March 31, 2009 was $3,907,000, an increase of $1,121,000, or 40%, over net interest income of $2,785,000 for the same period in 2008. This increase in net interest income is attributable to the merger with River City Bank that was effective October 1, 2008 and growth of our loan portfolio, from $343,882,000 at March 31, 2008 to $465,926,000 at March 31, 2009.

However, while net interest income increased primarily as a result of the acquisition of River City Bank, it was negatively impacted by a declining net interest margin. Our net interest margin has declined over the last several quarters as indicated in the following table:

Margin compression from declining interest rates over the last two years has been a significant factor in our decline in profitability over that period. As interest rates were reduced by the Federal Reserve during 2007 and 2008 in reaction to the declining economy, our margin was compressed as deposits generally do not reprice as quickly as loans. The decrease in the net interest margin in the first quarter of 2009 was primarily attributable to a decline of the yield on loans.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing net interest income by total average earning assets.

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $1,100,000 for the three months ended March 31, 2009 compared to $249,000 for the same period in 2008. The increase in the provision for loan losses in 2009 when compared to 2008 reflects a higher level of problem loans, management’s concern about the uncertainty in the economy, and the current nationwide credit crisis.

Nonperforming assets consisting of nonaccrual loans and other real estate owned for the indicated periods is as follows (dollars in thousands):

	March 31,	December 31,	%
	2009	2008	Increase

Nonaccrual loans
Number	49	36
Amount	$ 13,369	$ 8,528	56.77%
Other real estate owned	3,967	2,932	35.30%

	$ 17,336	$ 11,460	51.27%

Percentage of total assets	2.99%	2.06%

The increase in nonperforming assets in the first quarter of 2009 reflects the continued decline in the economy and related stress on our lending relationships. Our approach to troubled lending relationships is to work with the borrower to the extent possible and still adhere to strong credit management guidelines. If the economy continues to be depressed at the levels we have experienced in the latter part of 2008 and into 2009, nonperforming assets could continue to increase.

In addition to the nonperforming assets at March 31, 2009, there were nineteen loans past due 90 days or more and still accruing interest totaling $1,435,000, down significantly from forty-three loans totaling $6,197,000 at December 31, 2008. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values. However, economic circumstances related to specific credit relationships are changing, which may impact our assessments of collectibility.

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	March 31,	Dec. 31,	March 31,
	2009	2008	2008

Loans 90+ days past due	$ 1,435	$ 6,197	$ 1,623

Nonaccrual loans	$ 13,369	$ 8,528	$ 6,835

Other real estate owned	$ 3,967	$ 2,932	$ 385

Allowance for loan losses
Beginning balance	$ 6,059	$ 3,853	$ 3,469
Provision for loan losses	1,100	744	249
River City Bank acquisition	-	2,404	-
Charge-offs	(314)	(1,337)	(209)
Recoveries	4	395	-
Ending balance	$ 6,849	$ 6,059	$ 3,509

Ratios
Allowance for loan losses to
Loans, net of unearned income	1.45%	1.29%	1.01%
Nonaccrual loans	51.23%	71.05%	51.34%
Nonperforming assets to total assets	2.99%	2.00%	1.85%

Noninterest Income

Noninterest income increased significantly from $758,000 for the three months ended March 31, 2008 to $1,456,000 for the same period in 2009, an increase of $698,000, or 92%. This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as higher service charges and fees from our branch network. Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of low mortgage interest rates. The merger with River City Bank in the fourth quarter of 2008 added five branches to our branch network.

Noninterest Expense

Noninterest expense increased by $1,224,000 from the first quarter of 2008 to the first quarter of 2009. This increase was primarily due to the acquisition of River City Bank whose operations were combined with the Bank’s on October 1, 2008. The largest increases in noninterest expense occurred in salaries and benefits of $618,000, occupancy costs of $191,000, equipment and data processing costs of $170,000, and loan underwriting costs of $112,000.

Consolidated Assets

Total assets increased by $7,234,000, or 1%, to $579,642,000 at March 31, 2009 from $572,408,000 at December 31, 2008. Loans held for sale increased by $5,206,000 and net portfolio loans increased by $1,263,000.

Deposits and Other Borrowings

Deposits increased by $16,207,000 in the first quarter of 2009, from $466,232,000 at December 31, 2008 to $482,439,000 at March 31, 2009. Of this increase, $10,793,000 was in lower cost checking, money market and savings accounts.

Other borrowings declined by $8,873,000, from $57,727,000 at December 31, 2008 to $48,854,000 at March 31, 2009. The increase in deposits funded both the decline in other borrowings as well as the increase in assets.

Equity

Consolidated stockholders’ equity totaled $45,976,000 at March 31, 2009, which represented a book value of $10.87 per share. At March 31, 2009, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

On March 31, 2009, the Company received preliminary approval of its application for a $14.7 million investment by the United States Department of the Treasury under its Capital Purchase Program (the TARP Program). The TARP Program is a voluntary program designed to provide capital for healthy banks to improve the flow of funds from banks to their customers. Under the TARP Program, the Company would issue up to $14.7 million of preferred stock and warrants to purchase approximately $2.2 million of the Company’s common stock to the Treasury. The preferred stock to be issued by the Company under the TARP Capital Purchase Program will carry a 5% dividend for each of the first 5 years of the investment, and 9% thereafter, unless the shares are redeemed by the Company. The additional capital would have increased the Company's total risk-based capital ratio to approximately 13.39% as of March 31, 2009.

Mr. Winfree commented, “We continue to believe that the economic environment will not show any real improvement until after 2009. Accordingly, we believe that compressed interest rate margins and asset quality concerns will continue to negatively impact profitability throughout 2009 for all banks, including us. Given these concerns, we believe that it was prudent to apply for capital funds under the TARP Program and we are pleased that our application for the maximum allowed us of $14.7 million was approved. However, we have also developed a plan to redeem the government’s investment in the Company under the TARP Program as soon as we believe the economy is improving enough to allow us to raise capital in the private equity market.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2009	2008

Balance Sheet Data
Total assets	$ 579,642	$ 572,408
Investment securities	25,807	24,299
Loans held for sale	9,532	4,326
Loans, net	465,926	464,663
Deposits	482,439	466,232
Borrowings	48,854	57,727
Stockholders' equity	45,976	46,163
Book value per share	$ 10.87	$ 10.91
Total shares outstanding	4,230,590	4,229,372

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.45%	1.29%
Nonaccrual loans	51.23%	71.05%
Nonperforming assets to total assets	2.99%	2.06%

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Selected Operating Data
Interest income	$ 8,354	$ 6,758
Interest expense	4,447	3,973
Net interest income before
provision for loan losses	3,907	2,785
Provision for loan losses	1,100	249
Noninterest income	1,456	758
Noninterest expense	4,377	3,153
Income tax expense (benefit)	(39)	48
Net income	(75)	93
Income per share
Basic	$ (0.02)	$ 0.04
Diluted	$ (0.02)	$ 0.04

Performance Ratios
Return on average assets	(0.05)%	0.10%
Return on average equity	(0.66)%	1.38%
Net interest margin	3.04%	3.09%
Efficiency	81.61%	88.97%

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